Exhibit 5.2

CLIFFORD CHANCE LLP 10 UPPER BANK STREET LONDON E14 5JJ TEL +44 20 7006 1000 FAX +44 20 7006 5555 DX 149120 CANARY WHARF 3 www.cliffordchance.com

To	Barclays PLC 1 Churchill Place London E14 5HP	Our ref: 70-40719773 Direct Dial: +44 207 006 2977 E-mail: simon.sinclair@cliffordchance.com 20 June 2019

Barclays PLC

$1,500,000,000 5.088% Fixed-to-Floating Rate Subordinated Notes due 2030

(the “Notes”)

We have acted as English legal advisers to Barclays PLC (the “Issuer”) in connection with the issue by the Issuer of the Notes under the Dated Subordinated Debt Securities Indenture entered into on 9 May 2017 between the Issuer and the Trustee (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated 20 June 2019 among the Issuer, the Trustee and the Dated Subordinated Debt Security Registrar (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

1.	INTRODUCTION

1.1	Opinion Documents

This Opinion relates to the Indenture and the Notes.

1.2	Defined Terms

1.2.1	Terms defined or given a particular construction in the Indenture shall have the same meaning in this Opinion unless a contrary indication appears.

1.2.2 Headings in this Opinion are for ease of reference only and shall not affect its interpretation.

1.2.3 All references in this Opinion to paragraphs mean paragraphs in this Opinion.

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NO. OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET LONDON E14 5JJ. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. THE FIRM IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY.

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1.3	Legal Review

In connection with the creation and issue of the Notes and the giving of this Opinion:

1.3.1

we have reviewed the documents referred to in paragraph 1 of Schedule 1 (Documents and Enquiries) and completed the searches and enquiries referred to in paragraph 2 of Schedule 1 (Documents and Enquiries); any references to such documents in this Opinion are to those documents as originally executed;

1.3.2

we have not verified the facts or the reasonableness of any statements (including statements as to foreign law) contained in the Indenture or the Prospectus, save as expressly specified in paragraph 2.6 (Taxation statements in the Prospectus Supplement);

1.3.3	we have not been responsible for ensuring that the Prospectus contains all material facts; and

1.3.4	we have not been responsible for ensuring that the Prospectus or the Form 6-K comply with the requirements of any competent authority.

1.4	Applicable Law

This Opinion is governed by English law, relates only to English law as applied by the English courts as at today’s date and does not extend to the laws of any other jurisdiction (save as described in paragraph 1.5 (Taxation)). All non-contractual obligations and any other matters arising out of or in connection with this Opinion are governed by English law.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred, save as expressly specified in paragraph 2.6 (Taxation statements in the Prospectus Supplement). In respect of those tax matters this Opinion is confined to, and given on the basis of, English law, United Kingdom tax law and Her Majesty’s Revenue and Customs (“HMRC”) published practice in force or applied in the United Kingdom as at today’s date.

1.6	Assumptions and Reservations

This Opinion is given on the basis of our understanding of the terms of the Indenture and the Notes, and the assumptions set out in Schedule 2 (Assumptions) and is subject to the reservations set out in Schedule 3 (Reservations). This Opinion is strictly limited to the matters stated in paragraph 2 (Opinion) and does not extend to any other matters.

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2.	OPINION

We are of the opinion that:

2.1	Corporate Existence

The Issuer is a company duly incorporated in England and has the capacity and power to create and issue the Notes, to enter into the Base Indenture and the First Supplemental Indenture and to exercise its rights and perform its obligations under the Notes and the Indenture.

2.2	Authorisation

The execution and delivery of the Base Indenture and the First Supplemental Indenture and the issue of the Notes has been duly authorised by or on behalf of the Issuer.

2.3	Execution

The Issuer has duly executed and delivered the Base Indenture, the First Supplemental Indenture and the Global Notes, to the extent that English law is applicable.

2.4	Legal, valid, binding and enforceable obligations

In any proceedings taken in England for the enforcement of the Base Indenture or the First Supplemental Indenture, the obligations expressed to be assumed by the Issuer in the Base Indenture and the First Supplemental Indenture would be recognised by the English courts as legal, valid and binding obligations of the Issuer and would be enforceable in the English courts.

2.5	Subordination

Section 12.01 (Subordination of Dated Subordinated Debt Securities – Status) of the Base Indenture, as amended and supplemented by the First Supplemental Indenture, constitutes legal, valid, binding and enforceable obligations of the Issuer.

2.6	Taxation statements in the Prospectus Supplement

The statements in the Prospectus Supplement under the heading “United Kingdom Tax Considerations” are, insofar as they are relevant to the Notes, correct in all material respects.

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3.	ADDRESSEES AND PURPOSE

3.1.1

The scope and content of this Opinion solely have regard to the interests of the Issuer in accordance with its instructions. This Opinion is provided in connection with the filing of the Form 6-K and is addressed to and is solely for the Issuer and it may not, without our prior written consent, be relied upon for any other purpose or by any other person save as provided below.

3.1.2

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 6-K to be incorporated by reference into the Form F-3 Registration Statement filed with the SEC on 22 February 2018 with pre-effective amendments filed on 27 March 2018 and 4 April 2018 and declared effective by the SEC on 6 April 2018, and the reference to us under the headings “United Kingdom Taxation of Dated Subordinated Debt Securities”, “Service of Process and Enforcement of Liabilities” and “Validity of Securities” in the Base Prospectus and under the heading “Validity of Notes” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

/s/ Clifford Chance

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SCHEDULE 1

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

(a)	The prospectus dated 6 April 2018 relating to, inter alia, the Notes (the “Base Prospectus”).

(b)	The prospectus supplement dated 13 June 2019 relating to the Notes (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

(c)	The final form of the Form 6-K expected to be filed with the SEC on 20 June 2019 relating to the Notes (the “Form 6-K”).

(d)	A copy of the Base Indenture.

(e)	A copy of the First Supplemental Indenture.

(f)	A copy of the global notes representing the Notes (the “Global Notes”).

(g)	A copy of the Issuer’s officer’s certificate dated 20 June 2019, pursuant to sections 1.02, 3.01 and 3.03 of the Base Indenture relating to the Notes (including the form of global note).

(h)	A copy of the certificate of incorporation of the Issuer dated 20 July 1896.

(i)	A copy of the certificate of incorporation on re-registration of the Issuer dated 15 February 1982.

(j)	A copy of the Barclays Bank Act 1984.

(k)	A copy of the certificate of incorporation on change of name of the Issuer dated 1 January 1985.

(l)

A copy of the articles of association of the Issuer as adopted by special resolution passed on 30 April 2010 and amended by special resolution passed on 25 April 2013, certified a true copy by Sophie Lukaszewski.

(m)	A copy of the extracts from the minutes of a meeting of the board of directors of the Issuer held on 15 December 2016, certified a true copy by Patrick Gonsalves (the “2016 Resolutions”).

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(n)	A copy of the extracts from the minutes of a meeting of the board of directors of the Issuer held on 28 March 2018, certified a true copy by Gemma Tremlett (the “2018 Resolutions”).

(o)	A copy of the approval of the Group Finance Director of the Issuer dated 21 February 2017, certified a true copy by Anita Erling.

(p)	A copy of the approval of the Group Finance Director of the Issuer dated 20 February 2018, certified a true copy by Sophie Lukaszewski.

(q)	A copy of the Confirmation of an Authorised Officer of the Issuer dated 20 June 2019, certified a true copy by Craig Molyneux.

(r)	A copy of the power of attorney granted by the Issuer dated 21 June 2016 in favour of each of Miray Muminoglu, Billy Suid, Timothy Allen, Keith Harding and Oihana Bessonart.

(s)	A copy of the power of attorney granted by the Issuer dated 29 March 2019 in favour of each of Miray Muminoglu, Stuart Frith and Daniel David.

2.	SEARCHES AND ENQUIRIES

(a)	A search was conducted with the Registrar of Companies in respect of the Issuer on 20 June 2019.

(b)	An enquiry by telephone was made at the Companies Court in London of the Central Index of Winding Up Petitions at 10:24 a.m. on 20 June 2019 with respect to the Issuer.

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SCHEDULE 2

ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)

All signatures (including electronic signatures), stamps and seals are genuine, all original documents are authentic, all deeds and counterparts were executed in single physical form and all copy documents supplied to us as photocopies or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

(b)

The copies of the certificate of incorporation, certificate of incorporation on change of name, certificate of re-registration and articles of association of the Issuer provided to us are accurate and complete as of the date of this Opinion.

2.	CORPORATE AUTHORITY

(a)

In resolving to create and issue the Notes and to enter into the Indenture, the directors and the Group Finance Director of the Issuer acted in good faith to promote the success of the Issuer for the benefit of its members and in accordance with any other duty.

(b)

Each director of the Issuer has disclosed any interest which he or she may have in the issue of the Notes in accordance with the provisions of the Companies Act 2006 and the Issuer’s articles of association and none of the directors has any interest in the issue of the Notes except to the extent permitted by the Issuer’s articles of association.

(c)

The 2016 Resolutions and the 2018 Resolutions were duly passed at a properly constituted and quorate meeting of duly appointed directors of the Issuer and have not been amended or rescinded and are in full force and effect.

(d)

The approval by the Group Finance Director and the Confirmation of an Authorised Officer of the Issuer, each of which is referred to in Schedule 1 (Documents and Enquiries), have not been amended or rescinded and are in full force and effect.

(e)	The extracts from the minutes referred to in Schedule 1 (Documents and Enquiries) are true records of the proceedings at the meetings of the board of directors of the Issuer.

(f)

As at 20 February 2018, Tushar Morzaria was duly appointed as Group Finance Director of the Issuer, as at 9 May 2017 and as at 20 June 2019, Miray Muminoglu was duly appointed as Managing Director in the Capital Markets Execution team of Barclays Treasury, as at

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9 May 2018, Tim Allen was duly appointed as Director in the Capital Markets Execution team of Barclays Treasury, as at 13 June 2019 and as at 20 June 2019, Stuart Frith was duly appointed as Vice President in the Capital Markets Execution team of Barclays Treasury and as at 20 June 2019, Miray Muminoglu was duly appointed as an Authorised Officer (as defined in the 2016 Resolutions).

(g)

The person, if other than the person whose signature it purports to be, who attached any electronic signature to any of the documents listed in Schedule 1 (Documents and Enquiries) on behalf of another person, had the authority of the latter person to do so.

(h)	Any power of attorney granted by the Issuer has not been revoked and is in full force and effect.

3.	CORPORATE CAPACITY OF THE PARTIES OTHER THAN THE ISSUER

Each party to the Indenture (other than the Issuer) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Indenture.

4.	EXECUTION OF INDENTURE AND NOTES

(a)	Each party to the Indenture (other than the Issuer) has duly executed and delivered the Indenture.

(b)	The terms of the Indenture have been complied with and the Indenture and the Global Notes have each been duly executed and delivered in accordance with the laws of the State of New York.

5.	DOCUMENTS NOT GOVERNED BY ENGLISH LAW

(a)

The obligations expressed to be assumed by the Issuer under the Indenture and the Notes constitute the Issuer’s legal, valid, binding and enforceable obligations under the laws of the State of New York (other than the obligations under Sections 5.04(d) and 12.01 of the Base Indenture, the latter as amended and supplemented by the First Supplemental Indenture) and words and phrases used in the Indenture and the Notes have the same meaning and effect as they would if the Indenture and the Notes were governed by English law.

(b)

The submission to the jurisdiction of any state or federal court in the City and State of New York or in the Borough of Manhattan, The City of New York by the Issuer contained in the Indenture and the Notes, as applicable, is legal, valid and binding under the laws of the State of New York.

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(c)	The choice of the laws of the State of New York to govern the Indenture and the Notes is a valid choice under the laws of the State of New York.

6.	OTHER DOCUMENTS

Save for those listed in Schedule 1 (Documents and Enquiries) there is no other agreement, instrument, other arrangement or relationship between any of the parties to the Indenture which modifies, supersedes or conflicts with the Indenture.

7.	TAX MATTERS

The Issuer is resident only in the United Kingdom for United Kingdom tax purposes.

8.	SEARCHES AND ENQUIRIES

There has been no alteration in the status or condition of the Issuer as disclosed by the searches and enquiries referred to in Schedule 1 (Documents and Enquiries). However, it is our experience that the searches and enquiries referred to in paragraphs 2(a) and 2(b) in Schedule 1 (Documents and Enquiries) may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England, nor do they indicate whether or not insolvency proceedings have begun elsewhere.

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SCHEDULE 3

RESERVATIONS

1.	ENFORCEABILITY OF CLAIMS

In this Opinion “enforceable” means that an obligation is of a type which the English courts may enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Notes and the Indenture. In particular:

(a)

the opinion set out in paragraph 2.5 (Subordination) of this Opinion is subject to any limitations arising from (i) insolvency, liquidation, bankruptcy, administration, moratorium, reorganisation and similar laws, (ii) any reconstruction, arrangement or compromise and (iii) any other laws relating to or affecting the rights of creditors or any class of creditors;

(b)

the power of an English court to order specific performance of an obligation or any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy is sought;

(c)

where any person is vested with a discretion or may determine a matter in its opinion, that person may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(d)	enforcement may be limited by the provisions of English law applicable to an agreement held to have been frustrated by events happening after its execution;

(e)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to a defence of set-off or counterclaim;

(f)

a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation or where there has been any bribe or other corrupt conduct and the English courts will generally not enforce an obligation if there has been fraud; and

(g)

any provision to the effect that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect and an English court may regard any certification, determination or calculation as no more than prima facie evidence.

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2.	GOVERNING LAW

(a)

The English courts may refuse to apply a provision of the laws of the State of New York if application of that provision of the laws of the State of New York would be manifestly incompatible with English public policy.

(b)

The parties’ choice of the laws of the State of New York as the governing law of the Indenture and the Notes does not restrict the English courts from applying the overriding mandatory provisions of English law.

(c)

We express no opinion on the binding effect of the choice of law provisions in the Indenture and the Notes insofar as they relate to non-contractual obligations arising out of or in connection with the Indenture and the Notes.

3.	ENFORCEMENT OF FOREIGN JUDGMENT

(a)

There are no reciprocal arrangements in force between the United States of America and the United Kingdom for the recognition or enforcement of judgments. Accordingly, a judgment by any state or federal court in the City and State of New York is not enforceable directly in England but may be recognised and enforced by the English courts according to common law principles. A judgment by those courts will not be enforced by the English courts if:

(i)	the proceedings in which the judgment was given were opposed to natural justice;

(ii)	the judgment was obtained by fraud;

(iii)	the enforcement of the judgment would be contrary to English public policy;

(iv)	an order has been made and remains effective under section 9 of the Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to judgments of those courts;

(v)	before the date on which those courts gave judgment, the matter in dispute had been the subject of a final judgment of another court having jurisdiction whose judgment is enforceable in England;

(vi)	the judgment is for multiple damages within the meaning of section 5(3) of the Protection of Trading Interests Act 1980;

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(vii)

the judgment is based on a rule of law specified by the Secretary of State under section 5(4) of the Protection of Trading Interests Act 1980 as concerned with the prohibition of restrictive trade practices;

(viii)	the judgment is on a claim for contribution in respect of damages awarded by a judgment falling within (vi) or (vii) above;

(ix)

the judgment is based on foreign measures which the Secretary of State specifies as regulating and controlling international trade and which, in so far as they apply to persons carrying on business in the United Kingdom, are damaging or threaten to damage the trading interests of the United Kingdom; or

(x)	the bringing of proceedings in those courts was contrary to an agreement under which the dispute in question was to be settled otherwise than by proceedings in those courts.

(b)

If the English court gives judgment for the sum payable under a judgment of the state or federal courts in the City and State of New York, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court a discretion whether to allow enforcement by any particular method, taking into account all relevant circumstances. In addition, it may not be possible to obtain an English judgment or the court may not exercise its discretion to enforce any English judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is a delay, if an appeal is pending or anticipated against the English judgment in England or against the foreign judgment in the state or federal courts in the City and State of New York or if the judgment debtor has any set-off or counterclaim against the judgment creditor.

4.	CHOICE OF LAW

If any obligation arising under the Indenture or the Notes is or is to be performed in a jurisdiction outside England, it may not be enforceable in the English courts to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction. Further an English court may give effect to any overriding mandatory provisions of the law of the place of performance insofar as they render the performance unlawful or otherwise take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance.

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5.	DEFAULT INTEREST AND INDEMNITIES BETWEEN PARTIES

(a)

Any provision of the Notes or the Indenture requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty. If the Indenture or the Notes do not provide a contractual remedy for late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998 as amended the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act. Any term of the Indenture or the Notes may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of that Act. We express no opinion as to whether any such provisions in the Indenture or the Notes do in fact constitute a “substantial remedy” in compliance with the conditions set out in Section 9 of such Act.

(b)

There is some possibility that an English court would hold that a judgment on the Indenture or the Notes, whether given in an English court or elsewhere, would supersede the Indenture or the Notes, so that any obligations relating to the payment of interest after the judgment or any currency indemnities would not be held to survive the judgment.

(c)	Any undertaking or indemnity in relation to stamp duties may be void under the provisions of Section 117 of the Stamp Act 1891.

(d)	An English court may in its discretion decline to give effect to any provision for the payment of legal costs incurred by a litigant.

6.	OTHER QUALIFICATIONS

(a)

The effectiveness of any provision of any agreement or instrument which allows an invalid provision to be severed in order to save the remainder of its provisions will be determined by the English courts in their discretion.

(b)	Any provision in the Indenture or the Notes which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

(c)

This Opinion is subject to the effects of any United Nations, European Union or United Kingdom sanctions or other similar measures implemented or effective in the United Kingdom with respect to any party to the Indenture or to any transfer of, or payment in respect of, a Security which is, or is controlled by or otherwise connected

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with, a person resident in, incorporated in or constituted under the laws of, or carrying on business in a country to which any such sanctions or other similar measures apply, or is otherwise the target of any such sanctions or other similar measures.

7.	TAXATION STATEMENTS

The confirmation provided in paragraph 2.6 (Taxation statements in the Prospectus Supplement) is subject to the following specific reservations:

(a)	We give no confirmation as to any section of the Prospectus Supplement other than the confirmation set out in paragraph 2.6 (Taxation statements in the Prospectus Supplement); and

(b)

The confirmation is given solely on the basis set out in paragraph 2.6 (Taxation statements in the Prospectus Supplement) and in particular is limited to matters governed by English law, the tax law of the United Kingdom and HMRC’s practice in force or applied in the United Kingdom as at today’s date.

(c)

The confirmation is given with regard to the context in which those statements are made and takes into account the disclaimers and qualifications which are applied to those statements in the Prospectus Supplement.